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                                                                   EXHIBIT 10.8

                                                                 EXECUTION COPY


                              EMPLOYMENT AGREEMENT

                  This AGREEMENT is made as of September 11, 1996, by and between On Command Corporation, a Delaware corporation ("NEWCO"), and Brian Steel, an individual (the "Executive").

                  WHEREAS, Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), has entered into agreements with SpectraVision, Inc. ("SpectraVision") to combine (the "Combination") the assets and certain liabilities of SpectraVision with the assets of Ascent's majority owned subsidiary, On Command Video Corporation ("OCV");

                  WHEREAS, Ascent has created NEWCO as a holding company to own and operate the combined assets and businesses of SpectraVision and OCV; and

                  WHEREAS, NEWCO desires to employ the Executive as Executive Vice President, Chief Operating Officer and Chief Financial Officer of NEWCO, and the Executive desires to accept such employment, on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, NEWCO and the Executive agree as follows:

         1.       Employment; Duties.

                  (a) Employment and Employment Period. NEWCO shall employ the Executive to serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of NEWCO for a period (the "Employment Period") commencing on September 11, 1996 (the "Effective Date") and continuing thereafter for a term of four years until the fourth anniversary of the Effective Date unless terminated in accordance with the provisions of this Agreement. In the event that Newco desires to extend the employment of the Executive, it must give written notice of such desire by the third anniversary of the Effective Date, and after such notice the parties shall enter into an exclusive negotiation period of not less than six months, unless otherwise mutually agreed upon by the parties in writing. Each 12 month period ending on the anniversary date of the Effective Date is sometimes referred to herein as a "year of the Employment Period."
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Notwithstanding the foregoing, if the Combination has not been consummated by
October 31, 1996 on terms reasonably similar to those set forth in the On Command Corporation Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 16, 1996, and if either party desires to terminate this Agreement as a result of the failure to so consummate the Combination, then the parties agree to negotiate in good faith an equitable basis for such termination in light of all of the circumstances then existing.

                  (b) Offices, Duties and Responsibilities. Effective on the Effective Date, Executive shall be elected Executive Vice President, Chief Operating Officer and Chief Financial Officer of NEWCO. The Executive shall report directly and solely to the Chief Executive Officer and the Board of Directors of NEWCO (the "Board"); provided that so long as Robert M. Kavner is Chief Executive Officer and/or Chairman of the Board, the Executive shall report solely to Mr. Kavner and the Board. The Executive's offices initially shall be located at OCV's present headquarters. Throughout the Employment Period, NEWCO shall cause the Executive to be a member of the Board. The Executive shall have all duties and authority customarily accorded a chief operating officer and chief financial officer, including, without limitation, the lead responsibility with full autonomy, subject to the customary authority and direction of the Board (and the Chief Executive Officer), to direct and develop the operating capabilities and performance of NEWCO. The Executive shall be a member of any senior executive/management committees which may be established from time to time by the Board. The Executive shall not be required to perform services other than those comparable in scope, dignity and stature to those customarily performed by chief operating officers and chief financial officers of companies similar to NEWCO.

                  (c) Devotion to Interests of NEWCO. During the Employment Period, the Executive shall render his business services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of NEWCO. Notwithstanding the foregoing, the Executive shall be entitled to undertake such outside activities (e.g., charitable, educational, personal interests, board of directors

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membership, and so forth, that do not compete with the Business) as do not unreasonably or materially interfere with the performance of his duties hereunder as reasonably determined by the Board in consultation with the Executive.

         2.       Compensation and Fringe Benefits.

                  (a) Base Compensation. NEWCO shall pay the Executive a base salary ("Base Salary") at the rate of $290,000 per year during the Employment Period with payments made in installments in accordance with NEWCO's regular practice for compensating executive personnel, provided that in no event shall such payments be made less frequently than twice per month. During the Employment Period, the Base Salary of the Executive, and the aggregate of Base Salary and target Annual Bonus (as defined in Section 2(b) below) of the Executive, shall be the highest base salary and target Annual Bonus of any executive or director of NEWCO, other than the Chief Executive Officer of NEWCO. The Base Salary for the Executive shall be reviewed for increases each year during the Employment Period commencing the second year of the Employment Period. Any Base Salary increases shall be approved by the Board in its sole discretion.

                  (b) Bonus Compensation. The Executive will be eligible to receive bonuses ("Annual Bonus") during the Employment Period in accordance with the following parameters: (i) the target bonus for each fiscal year during the Employment Period shall be 70% of Base Salary for achieving 100% of the target level for the performance measures; and (ii) the performance measures, the relative weight to be accorded each performance measure and the amount of bonus payable in relation to the target bonus for achieving more or less than 100% of the target level for the performance measures shall be determined for each year during the Employment Period by the Compensation Committee after consultation with the Executive. As part of the consultation process set forth in the preceding sentence the Executive shall assist NEWCO's Chief Executive Officer in preparing, before the end of each fiscal year ending during the Employment Period, a business plan for NEWCO with respect to at least the following three year period. Each fiscal year the current business plan shall be considered by the Compensation

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Committee as the basis for establishing the bonus standards for the Executive for such year with such reasonable modifications as the Compensation Committee may reasonably determine and which are consistent with this Agreement. In addition, in connection with awarding the bonus for any fiscal year, the Compensation Committee will consider whether the achievement of the standards established for that year have been materially affected by circumstances beyond the Executive's reasonable control, such as acquisitions, dispositions, or limitations on NEWCO's ability to raise or deploy adequate capital to accomplish the business plan approved by the Board. For the period from the Effective Date through December 31, 1996, the Executive shall receive an Annual Bonus to be determined in the sole discretion of the Compensation 3 Committee and which may be equal to 70% of Base Salary pro rated for the period during which the Executive is employed, but absent the standards described above will take into consideration achievement of reasonable goals and objectives for such period. During the final partial fiscal year of the Employment Period, the Annual Bonus shall be based on the standards set by the Compensation Committee for that fiscal year and pro rated for the period during which the Executive is employed.

                  (c) Fringe Benefits. The Executive also shall be entitled to participate in group health, dental and disability insurance programs, and any group profit sharing, deferred compensation, supplemental life insurance or other benefit plans as are generally made available by NEWCO to the senior executives of NEWCO on a favored nations basis, which benefits shall be comparable, in the aggregate, to benefits available to senior executives at similarly situated companies, provided, however, for as long as Ascent owns at least 50% of the voting equity of NEWCO, such benefits shall not be greater in the aggregate than those available to the senior executives of Ascent, and specifically the President and Chief Executive Officer and Executive Vice President, Finance and Chief Operating Officer. Such benefits in all events shall include payment or reimbursement of (i) documented expenses reasonably incurred in connection with travel and entertainment related to NEWCO's business and affairs, (ii) documented expenses incurred in connection with the sale of the Executive's homes in the greater San Francisco area and in Bronxville, New York, the acquisition

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of a different home in the greater San Francisco or San Jose areas and relocation of Executive and his family to their existing home in the greater San Francisco area and to a new home (including from their existing home in the greater San Francisco area) in the greater San Francisco or San Jose area (with such expenses to include, but not be limited to, closing costs, seller's broker's fees, interest costs associated with maintaining more than one residence while the other residences are in the process of being sold, title insurance, prepayment penalties and reasonable temporary living expenses, and any losses, without regard to such expenses, on such sales not to exceed in the aggregate $200,000)) with such similar documented expenses as described in this subsection (ii) to be paid in connection with any subsequent relocation of the Executive by NEWCO during the Employment Period, (iii) a monthly payment for or reimbursement of automobile and other transportation related expenses of $1,100 per month, (iv) documented expenses reasonably incurred, for a period of one year from the Effective Date or until the Executive has purchased and has occupied with Executive's family a new home in the greater San Francisco or San Jose area, whichever is earlier, in connection with (x) travel between Executive's existing homes in the greater San Francisco area and in Bronxville, New York and NEWCO's principal offices, and (y) local lodging expenses not otherwise accounted for in (i) above, and (v) Executive's reasonable legal fees and costs incurred in connection with the drafting, negotiation and execution of this Agreement. All benefits described in the foregoing (i), (ii), (iv) and (v) that are reportable as earned or unearned income will be "grossed up" by NEWCO in connection with federal and state tax obligations to provide Executive with appropriate net tax coverage, so that the benefits received by the Executive from the foregoing clauses (i), (ii), (iv) and (v) shall be net of income and employment taxes thereon. NEWCO reserves the right to modify or terminate from time to time the fringe benefits provided to the senior management group, provided that the fringe benefits provided to the Executive shall not be materially reduced on an overall basis during the Employment Period and provided further that the benefits provided in clauses (i) through (v) above shall not be reduced at all. Notwithstanding the foregoing, until such time as NEWCO shall implement group health, dental and disability insurance plans for

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its executives, or for a period of one year following the Combination, whichever is less, Executive will be entitled to participate in the group health, dental, and disability insurance plans made available to the senior management group of OCV immediately prior to the Effective Date.

                  (d) [Intentionally omitted]

                  (e) Stock Options. NEWCO hereby grants to Executive as of the Effective Date options ("Options") to purchase 385,312 shares of NEWCO's common stock, par value $0.01 per share (the "Common Stock"). NEWCO will use its best efforts to register the shares of Common Stock underlying the Options by filing and exercising best efforts to make and keep effective for the entire period of exercise of the Options, a Registration Statement on the pertinent form within a reasonable period of time after the Combination. The Options shall be exercisable at the following per-share prices: (i) eighty percent (80%) of the Options (308,250 shares) shall be exercisable at a per-share price of $15.33 and
(ii) twenty percent (20%) of the Options (77,062 shares) shall be exercisable at a per-share price of $17.63; provided, however, that if the average of the daily high and low bid prices of the Common Stock on the NASDAQ Stock Exchange for the twenty trading days following the third trading day after NEWCO's public release of financial results for the third quarter of 1996 is less than $17.63, then the exercise price shall be such average. The Options shall be exercisable by the Executive according to the following schedule:

                  (i) with respect to 25% of the Option shares on or after the commencement of the second year of the Employment Period;

                  (ii) with respect to an additional 25% of the Option shares on or after he commencement of the third year of the Employment Period; and

                  (iii) with respect to an additional 50% of the Option shares on or after the commencement of the fourth year of the Employment Period.

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Notwithstanding the foregoing, 100% of the Options shall immediately vest and become immediately exercisable, without any further action by the Executive, upon the occurrence of any "NEWCO change of control" or a "Change of Control Event," each as defined in Section 7(a) below, or upon the occurrence of any event that results in NEWCO's Common Stock no longer being traded on any of the New York Stock Exchange, American Stock Exchange or NASDAQ National Market System (including, without limitation, as a result of any "going private" transaction with Ascent). The Options, to the extent they remain unexercised, shall automatically and without further notice terminate and become of no further force and effect at the time of the earliest of the following to occur:

                  (x) Three months after the date upon which a termination for cause by NEWCO (as provided in Section 5(b)) shall have become effective and final; or

                  (y)      Ten years after the Effective Date.

                  The Options shall have anti-dilution provisions identical to those contained in the Warrant Agreement between NEWCO and the Warrant Agent related to the Warrants, except (i) for anti-dilution provisions, if any, related to sales of Common Stock of NEWCO to non-affiliates, and (ii) there shall be no adjustment for dividends or distributions of cash or assets unless the aggregate amount thereof exceeds 15% of the fair market value per share, rather than the 5% provided in the Warrant Agreement, and the Options shall additionally contain provisions permitting Executive's cashless exercise thereof by paying the exercise price through the delivery of Options valued at the difference between the exercise price of the Options delivered and the market value of the shares of Common Stock underlying such Options. The Options shall be represented by a stock option agreement between Executive and NEWCO containing only terms consistent in all material respects with the provisions of this Agreement, which stock option agreement shall be prepared by NEWCO and presented for Executive's review at least ten (10) business days prior to the Effective Date, shall otherwise qualify under Rule 16b-3 of the Securities and Exchange Commission, and may be included under a Stock Option Plan adopted

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by NEWCO, which shall not alter the terms herein related to the option or the
Option shares. In addition, if NEWCO adopts a stock option plan that in Executive's sole judgment provides for any term(s) more favorable to the grantee than any term(s) set forth above, Executive will be entitled to the benefit of such more favorable term(s) with respect to the Options, other than with respect to the vesting schedule thereof, but in no event will any term(s) applicable to the Options be less favorable to Executive than those set forth above.

                  During the Employment Period, the Executive may be granted additional non-statutory stock options but only as determined by the Compensation Committee in its sole discretion, provided that the Executive acknowledges that he has been advised by NEWCO that it is NEWCO's current intention not to issue any additional options to the Executive during the three year period following the Effective Date. Notwithstanding any other provision of this Agreement except Section 5(b), the Compensation Committee may provide in its discretion that any stock options granted to the Executive which have not vested prior to his termination of employment shall continue to vest in accordance with their original terms as if the Executive's employment had not terminated.

                  (f) Transition Loan. In order to facilitate the Executive's early transition from the Executive's current employment, Ascent will cause a $240,000 unsecured no interest loan (the "Transition Loan") to be made to the Executive on the Effective Date by NEWCO. The Transition Loan will be due and payable by the Executive on the first anniversary of the Effective Date; provided that if the Executive is still employed by Ascent, NEWCO, OCV or any of their successors or affiliates on such first anniversary date, or if the Executive's employment is terminated by NEWCO other than for "cause" prior to such date or is terminated by the Executive other than in connection with an Executive Election Event prior to such date, then the Transition Loan will be forgiven in its entirety.

                  (g) Consulting Compensation. If the Executive is still employed by NEWCO on the date preceding the fourth anniversary of the Effective Date, and if by such date the Executive and NEWCO

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have not executed a written agreement for an additional term of employment, then the Employment Period shall expire and, in addition to and without limitation of any rights of either party under this Agreement or otherwise, NEWCO shall retain the Executive as a non-exclusive consultant and, as compensation for such consulting services, shall pay the Executive an amount equal to twenty-five percent (25%) of his then current Base Salary for an additional period of twelve
(12) months (the "Consulting Period"), and during the Consulting Period the Executive shall continue to receive Fringe Benefits (as defined below), and to vest in any employee stock options previously awarded to the Executive, but the Executive shall not be entitled to receive any Base Salary increases, bonuses, or further awards of stock options. Without limiting any of the Executive's other rights under this Agreement or otherwise, if the Executive is still employed by NEWCO on the date preceding the fourth anniversary of the Effective Date and is retained as a consultant and is entitled to the compensation and benefits set forth in the immediately preceding sentence, then such compensation and benefits shall constitute his sole compensation resulting from the expiration of this Agreement, and the Executive waives any claims to any additional compensation other than as a result of NEWCO's breach of this Agreement.

                  (h) Performance-Based Compensation; Conflicting Provisions. The Executive acknowledges that NEWCO intends to administer this Agreement and to take actions so as to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to ensure the Federal tax deductibility under that section of compensation paid to the Executive pursuant to performance-based compensation. Solely to the extent of any conflict between the provisions of this Agreement and the provisions of any agreement between Executive, on the one hand, and Ascent, NEWCO and/or any affiliated or related entity of either of them, on the other hand, relating to stock options (including the Options), life insurance, health insurance, any other employee equity participation, profit sharing or retirement plan, group health plan or other employee benefits (individually and collectively, together with the Ascent stock awards, referred to herein as the "Fringe Benefits"), the provisions of this Agreement will control.

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         3.       Trade Secrets; Return of Documents and Property.

                  (a) Executive acknowledges that during the course of his employment he will receive secret, confidential and proprietary information ("Trade Secrets") of NEWCO and of other companies with which NEWCO does business on a confidential basis and that Executive will create and develop Trade Secrets for the benefit of NEWCO. Trade Secrets shall include, without limitation, (a) literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, scenarios, characters, titles of any kind and any rights therein, "know-how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) (collectively, "Technical Trade Secrets") and (b) matters of a business nature, such as customer data and proprietary information about costs, profits, markets and sales, custom databases, and other information of a similar nature to the extent not available to the public, and plans for future development (collectively, "Business Trade Secrets"). All Trade Secrets disclosed to or created by Executive shall be deemed to be the exclusive property of NEWCO (as the context may require). Executive acknowledges that Trade Secrets have economic value to NEWCO due to the fact that Trade Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of NEWCO and its subsidiaries. During the Employment Period, Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by Executive during the term of the Employment Period except (i) when Executive is required to use or disclose any Trade Secret in the proper course of the Executive's rendition of services to NEWCO hereunder, (ii) when such Trade Secret becomes public knowledge other than through a breach of this Agreement, or (iii) when Executive is required to disclose any Trade Secret pursuant to any valid court order in which the Executive is compelled to disclose such Trade Secret. The Executive shall notify NEWCO immediately of any such court order in order to enable NEWCO to contest such order's validity. For a period of two (2) years after the termination of the Employment Period for all Business Trade Secrets and for a period of five

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(5) years after the termination of the Employment Period for all Technical Trade
Secrets, the Executive shall not use or otherwise disclose Trade Secrets unless such information (x) becomes public knowledge or is generally known in any industry in which NEWCO conducts business among executives comparable to the Executive other than through a breach of this Agreement, (y) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (z) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify NEWCO immediately of any such court order in order to enable NEWCO to contest such order's validity.

                  (b) Upon the effective date of notice of the Executive's or NEWCO's election to terminate this Agreement, or at any time upon the request of NEWCO, the Executive (or his heirs or personal representatives) shall deliver to NEWCO (i) all documents and materials containing or otherwise relating to Trade Secrets or other information relating to NEWCO's business and affairs, and (ii) all other documents, materials and other property belonging to NEWCO, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives). The Executive shall be entitled to keep his personal records relating to NEWCO's business and affairs except to the extent those contain documents or materials described in clause (i) or (ii) of the preceding sentence, in which case Executive may retain copies for his personal and confidential use.

         4. Discoveries and Works. All discoveries and works made or conceived by the Executive during his employment by NEWCO pursuant to this Agreement, jointly or with others, that relate to NEWCO's activities ("Discoveries and Works") shall be owned by NEWCO, it being understood that the Discoveries and Works referred to in this paragraph are limited to those that are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive in the course of his performing services for NEWCO. Discoveries and Works shall include, without limitation, literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, scenarios, characters, titles of any kind and any rights therein, other works of authorship, inventions, computer programs

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(including documentation of such programs), technical improvements, processes and drawings. The Executive shall (i) promptly notify, make full disclosure to, and execute and deliver any documents reasonably requested by, NEWCO to evidence or better assure title to such Discoveries and Works in NEWCO, (ii) assist NEWCO in obtaining or maintaining for itself at its own expense United States and foreign copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and (iii) promptly execute, whether during his employment by NEWCO or thereafter, all applications or other endorsements necessary or appropriate to maintain copyright and other rights for NEWCO and to protect their title thereto. Any Discoveries and Works which, within sixty days after the termination of the Executive's employment by NEWCO, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with NEWCO shall, as between the Executive and NEWCO be presumed to have been made during the Executive's employment by NEWCO.

         5. Termination. During the Employment Period, Executive's employment with NEWCO may be terminated only as follows:

                  (a) By the Executive (an "Executive Election") at any time upon sixty (60) days advance written notice to NEWCO upon an "Executive Election Event" (as defined below). In such event or if the Executive's employment is terminated by NEWCO without "cause" (as defined below), there will be no forfeiture, penalty, reduction or other adverse effect upon any rights or interests relating to any Fringe Benefits, all of which will fully vest, to the extent not previously vested, immediately upon such termination becoming effective and final. Without limiting the foregoing, in the event of an Executive Election or if the Executive's employment is terminated without "cause," the Executive shall be entitled to receive the following benefits through the longer of (A) the remainder of the Employment Period as if this Agreement had remained in effect until the end of the Employment Period and (B) one year following the date of such termination (the "Duration Period"): (i) the Executive's then current Base Salary; (ii) an Annual Bonus equal to seventy percent (70%) of his then current Base Salary for each year

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during the Duration Period; and (iii) all other benefits provided pursuant to
Sections 2(c), (d) and (e) of this Agreement. The Executive shall have no obligation to seek other employment in the event of his termination pursuant to this paragraph (a), provided, however, that his compensation from any such employment obtained shall offset up to fifty percent (50%) of NEWCO's obligations under clauses (i) and (ii) above, but only after payments pursuant to clauses (i) and (ii) are made with respect to a one year period following termination. NEWCO shall have the option at any time during the Duration Period, after prior written notice to the Executive, to pay to the Executive in a lump sum the net present value, assuming a discount rate equivalent to the yield to maturity of United States Treasury Bonds maturing on the same date as the end of the Duration Period, of the amounts remaining under clauses (i) and (ii) of this paragraph (a), and the amount of such lump sum payment shall be reduced by compensation actually paid or payable to the Executive from other employment for the time period remaining on NEWCO's payment obligation under this Agreement at the time such payment is made on the basis set forth in the preceding sentence. If NEWCO pays such lump sum, NEWCO shall have no further compensation payment obligations under clauses (i) and (ii) above. The Executive shall have the right to instruct NEWCO to decrease any such payment or any other benefit due under this paragraph (a) to an amount not to exceed an amount to be designated by the Executive in writing for the purpose of providing that such payment (together with any other benefits provided to Executive) shall not constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that NEWCO's agreement to decrease such payment shall not result in any liability from NEWCO to the Executive with respect to any excise tax under Section 4999 of the Code (or any similar state or local provision), or any penalties or interest with respect to such excise tax. NEWCO shall place an amount equivalent to its obligations owed to the Executive in connection with this Section 5(a) in an escrow account to be administered by an unrelated third party, or shall provide some other comparable form of security (e.g., an irrevocable letter of credit) for such obligations reasonably acceptable to the Executive. In all circumstances of termination under this Section 5(a), NEWCO shall

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remain obligated under clause (iii) and all stock options (including the Option)
will remain exercisable for the maximum period provided in each applicable grant.

                  An "Executive Election Event" shall be any of the following:
(I) any change in the reporting structure set forth in Section 1(b) above; (II) any requirement that the Executive perform material services of lesser stature than those typically performed by the chief operating officer or chief financial officer of comparably sized companies; (III) any reduction in Executive's title;
(IV) a "Change of Control Event" (as defined in Section 7(a) below); provided that in such event, the 50% offset from subsequent employment set forth in the preceding paragraph shall be increased to 100% and such offset shall apply during the first year after termination as well; (V) any other material default of this Agreement which continues for ten (10) business days following NEWCO's receipt of written notice from the Executive specifying the manner in which NEWCO is in default of this Agreement; (VI) the Board's requiring Executive to be based at any office location other than the principal offices of NEWCO, or the relocation, without Executive's consent, of such principal offices to a location outside the greater San Francisco and San Jose areas prior to the second anniversary of the Effective Date; (VII) any purported termination of Executive's employment otherwise than as expressly permitted by the Agreement;
(VIII) an action by the Board, without the prior written consent of the Executive, which results in NEWCO materially diminishing the scope or magnitude of those operations in which it is expected to engage immediately following the Combination; or (IX) within three (3) months after the termination of Robert Kavner as President and CEO of NEWCO by NEWCO without "cause", by reason of death or disability or the termination of such employment by Mr. Kavner in connection with an "Executive Election Event" (as defined in Mr. Kavner's Employment Agreement), the Executive and the Board shall have mutually agreed that such termination would be reasonably likely to have a materially detrimental effect on the condition, reputation or future prospects of NEWCO or its successor entity, the day-to-day circumstances of Executive's employment or the compensation payable to Executive hereunder; (provided that in the event of Mr. Kavner's death or disability (i) the Executive's

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benefits shall not exceed the benefits, excluding insurance proceeds, to which he or his estate would be entitled upon termination for his own death or disability and (ii) the Executive's Option shall vest ratably upon such termination); if the Executive and the Board are unable to agree on such a determination, the Executive shall have the right to submit the matter to arbitration pursuant to Section 11 below, it being agreed that the arbitrator shall award the Executive costs and attorneys' fees under Section 11(c) if the Executive has submitted the matter to arbitration with a reasonable basis for doing so, even if the Executive is not the prevailing party therein.

                  (b) By NEWCO at any time for "cause." For purposes of this Agreement, NEWCO shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued and deliberate failure of the Executive to perform those material duties reasonably prescribed by the Board and in accordance with the terms of this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), which failure continues for ten (10) business days following the Executive's receipt of written notice from the Board specifying those duties which the Executive is so failing to perform, (ii) the engaging by the Executive in intentional serious misconduct that is materially and demonstrably injurious to NEWCO or its reputation, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within ten (10) business days following the Executive's receipt of written notice from the Board specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving a crime of moral turpitude, whether or not such felony was committed in connection with NEWCO's business, or (iv) any material breach by the Executive of Section 8 hereof. If NEWCO shall terminate the Executive's employment for "cause," there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In such event, NEWCO, in full satisfaction of all of NEWCO's obligations under this Agreement and in respect of the termination of the Executive's employment with NEWCO, shall pay the Executive his Base Salary, a prorated Annual Bonus and all other compensation, benefits and

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
reimbursement through the date of termination of his employment, provided that the Option and any other stock options granted to the Executive under the NEWCO option or any successor plan shall terminate three months after the date of termination of his employment for "cause".

         6.       Disability; Death.

                  (a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform substantially his duties by reason of disability or impairment of health for at least six consecutive calendar months, NEWCO shall have the right to terminate Executive's employment by giving sixty (60) days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period,
(i) the Employment Period shall terminate with the payment of the Executive's Base Salary for the month in which notice is given and a prorated Annual Bonus through such month, (ii) there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits and (iii) the Option shall vest in its entirety and shall remain exercisable for its full term as if the Executive had not become disabled, notwithstanding the limitations of Section 2(e) of this Agreement. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by NEWCO.

                  (b) If, prior to the expiration or termination of the Employment Period, the Executive shall die, NEWCO shall pay to the Executive's estate his Base Salary and a prorated Annual Bonus through the end of the month in which the Executive's death occurred, at which time the Employment Period shall terminate

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
without further notice and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits; provided that upon the Executive's death the Option and any other stock options granted to the Executive under the NEWCO option plan or any successor plan shall become fully vested and shall terminate one year after the date of termination of his employment for death, notwithstanding the limitations of Section 2(e) of this Agreement.

                  (c) Nothing contained in this Section 6 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of NEWCO which may be adopted by the Board.

         7.       Change of Control.

                  (a) If, prior to the termination of the Employment Period, there is a "Change of Control Event" (as hereinafter defined in this paragraph
(a)), the Executive shall have the right to exercise his Executive Election in accordance with Section 5(a), but shall not have the right to give such notice in accordance with Section 5(a) in any event later than 120 days following such Change of Control Event. Prior to any "change of control" (as hereinafter defined in this paragraph (a)), and from time to time thereafter at the Executive's request upon relevant changed circumstances in the ownership or management of NEWCO, the Executive and the Board will mutually determine whether such "change of control" or changed circumstances would be reasonably likely to have a materially detrimental effect on the condition, reputation or future prospects of NEWCO or its successor entity, the day-to-day circumstances of the Executive's employment or the compensation payable to the Executive hereunder. An affirmative determination with respect to any of the foregoing by the Executive and the Board, or by an arbitrator as provided below, shall be referred to herein as a "Change of Control Event", it being agreed that the arbitrator shall award the Executive costs and attorneys' fees under Section 11(c) if the Executive has submitted the matter to arbitration with a reasonable basis for doing so, even if the Executive is not the prevailing party therein. If the Executive and the Board are unable to agree on

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
such determination, the Executive shall have the right: (i) to submit to arbitration pursuant to Section 11 below the determination of whether the "change of control" or changed circumstances would be reasonably likely to have any of the materially detrimental effects mentioned above, and an affirmative determination by the arbitrator shall constitute a "Change of Control Event";
(ii) to accept continued employment with NEWCO or its successor entity on the terms of this Agreement; or (iii) to terminate his employment by giving sixty
(60) days written notice to NEWCO to that effect. If the Executive elects to terminate his employment pursuant to clause (iii) of this paragraph (a), following the expiration of the notice period provided therein, the Employment Period shall terminate with the payment of the Executive's Base Salary for the month in which notice is given. "Change of control" for purposes of this paragraph (a) shall mean either, any event as a result of which a single third party, or "group" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, other than Ascent or its affiliates owns more than fifty percent (50%) of the voting stock of NEWCO (a "NEWCO change of control"), or, any event as a result of which a single third party, or "group" (as defined above) other than COMSAT Corporation or its affiliates directly or indirectly owns more than fifty percent (50%) of Ascent.

                  (b) In the event that NEWCO adopts any "change of control" provisions applicable to any NEWCO benefits plans, respectively, providing for the accelerated vesting and/or payment of any benefits for its senior management group, to the extent that such provisions give Executive greater rights than those provided in paragraph (a) above, such provisions shall apply to the Executive to the same extent as other NEWCO senior executives on a favored nations basis with respect to the benefits affected by such NEWCO provisions.

         8.       Non-Competition.

                  (a) As an inducement for NEWCO to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by

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
NEWCO for the entire Employment Period or (ii) one year following termination of the Executive's employment by NEWCO for "cause" as defined in Section 5(b) hereof, or by the Executive for any reason (other than an Executive Election Event or an event described in Section 7(a)(iii) above, in which case the provisions of this paragraph (a) shall not apply) (the "Non-Competition Period"), the Executive shall not, without the prior written consent of the Board, undertake employment or services for a company engaged in a business which is or has publicly announced its intention to become directly competitive with the business then being primarily conducted by NEWCO, with respect to any geographic area in which NEWCO then engages in such business, if the loyal and complete fulfillment of the duties of the competitive employment or services would call upon Executive to reveal, to make judgments on or otherwise to use Trade Secrets of NEWCO (as defined in Section 3 above) to which Executive had access by reason of his employment by NEWCO.

                  (b) Non-Solicitation of Employees. During the Non-Competition Period, the Executive will not (for his own benefit or for the benefit of any person or entity other than NEWCO) solicit, or assist any person or entity other than NEWCO to solicit, any officer, director, executive or employee (other than an administrative or clerical employee) of NEWCO to leave his or her employment.

                  (c) Reasonableness; Interpretation. The Executive acknowledges and agrees, solely for purposes of determining the enforceability of this
Section 8 (and not for purposes of determining the amount of money damages or for any other reason), that (i) the markets served by NEWCO are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in Section 5(a); and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of NEWCO. In the event that the covenants in this
Section 8 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

                  (d) Investment. Nothing in this Agreement shall be deemed to prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with NEWCO, provided that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Board.

         9. Indemnification; Liability Insurance. The Executive shall be entitled to indemnification and coverage under NEWCO's liability insurance policy for directors and officers to the same extent as other directors and officers of NEWCO. During and after the term of employment, NEWCO hereby agrees to indemnify and hold Executive harmless against any and all claims arising from or in connection with his employment by or service to NEWCO to the full extent permitted by law and, in connection therewith, to advance the expenses of Executive incurred in defending against such claims subject to such limitations as may actually be required by law.

         10. Enforcement; Joint and Several Liability. The Executive cknowledges that a breach of the covenants or provisions contained in Sections 3, 4 and 8 of this Agreement will cause irreparable damage to the Business and NEWCO, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any of the covenants or provisions contained in Sections 3, 4 and 8 of this Agreement, in addition to any other remedy which may be available at law or in equity, NEWCO shall be entitled to seek specific performance and injunctive relief.

         11. Arbitration. (a) Subject to NEWCO's right to enforce Sections 3, 4 nd 8 hereof by an injunction issued by a court having jurisdiction (which right shall prevail over and supersede the provisions of this Section 11), any dispute relating to this Agreement, including the enforceability of this Section 11, arising between the Executive and NEWCO shall be settled by arbitration which shall be conducted in the greater San Francisco and San Jose, California area, or any other location where the Executive then resides at NEWCO's request, before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Within 90 days after the Effective Date, the parties shall mutually agree upon three possible arbitrators, one of whom shall be selected by the AAA within 2 days after notice of a dispute to be arbitrated under this Section 11. The parties shall instruct the arbitrator to use his or her best efforts to conclude the arbitration within 60 days after notice of the dispute to AAA.

                  (b) The award of any such arbitrator shall be final. Judgment upon such award may be entered by the prevailing party in any federal or state court sitting in the greater San Francisco and San Jose, California area or any other location where the Executive then resides at NEWCO's request.

                  (c) Subject to Sections 7(a) and 5(a), the parties will bear their own costs associated with arbitration and will each pay one-half of the arbitration costs and fees of AAA; however, the arbitrator may in his sole discretion determine that the costs of the arbitration proceedings, including attorneys' fees, shall be paid entirely by one party to the arbitration if the arbitrator determines that the other party is the prevailing party in such arbitration.

         12. Severability. Should any provision of this Agreement be determined o be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13. Assignment. The Executive's rights and obligations under this greement shall not be assignable by the Executive. NEWCO's rights and obligations under this Agreement shall not be assignable by NEWCO except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of NEWCO. In the event of any such assignment by NEWCO, all rights of NEWCO hereunder shall inure to the benefit of the assignee.

         14. Notices. All notices and other communications which are required or ay be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided that in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

                  If to Executive, addressed to:

                           Brian Steel
                           387 Victoria Bay
                           Alameda, CA 34502

                  With a copy to:

                           Brian Steel
                           30 Northway
                           Bronxville, N.Y. 10708

                  And to:

                           Robert Adler, Esq.
                           Munger, Tolles & Olson
                           355 South Grand Ave.
                           35th Floor
                           Los Angeles, CA 90071
                           Telecopier No. (213)687-3702

If to NEWCO, addressed to,

                           On Command Corporation c/o
                           Ascent Entertainment Group, Inc.
                           1200 Seventeenth Street
                           Denver, CO 80202
                           Attention: Charlie Lyons
                           Telecopier No. (303) 595-0823

                  With a copy to:

                           Ascent Entertainment Group, Inc.
                           1200 Seventeenth Street
                           Denver, CO  80202
                           Attention: Arthur M. Aaron, Esq.
                           Telecopier No. (303) 595-0823

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
         15. Miscellaneous. This Agreement constitutes the entire agreement, and upersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of California. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            /s/_______________________________
                                                 Brian Steel, Executive

                                            ON COMMAND CORPORATION

                                            By:___________________________
                                            Title:

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